Exhibit 23.3

August 28, 2015

JD.com, Inc.

10th Floor, Building A, North Star Century Center
No. 8 Beichen West Street
Chaoyang District, Beijing 100101

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference to our name under the headings “ENFORCEABILITY OF CIVIL LIABILITIES” and “LEGAL MATTERS” in the registration statement on Form F-3, including all amendments or supplements thereto, initially filed with the United States Securities and Exchange Commission (the “SEC”) on August 28, 2015 (the “Registration Statement”)  under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in relation to the proposed sale from time to time by the selling shareholder as set out in the Registration Statement of up to 59,681,336 Class A ordinary shares of JD.com, Inc. (the “Company”), par value US$0.00002 per share, represented by 29,840,668 American depositary shares of the Company.  We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In providing these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm